Joint News Release

   Public Storage, Inc.
   Storage Properties, Inc.
   600 North Brand Boulevard
   P.O. Box 25039
   Glendale, CA  91203-5039

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                                  For Release:    Immediately
                                  Date:           March 4, 1996
                                  Contact:        Mr. Harvey Lenkin
                                                  (818) 244-8080


   GLENDALE, California--Storage Properties, Inc. (AMEX:STG) and Public Storage, Inc. (NYSE:PSA) announced today that the corporations had agreed, subject to certain conditions, to merge. In the merger, STG would be merged with and into PSA, and each outstanding share of STG's Common Stock (3,348,167 shares) would be converted, at the election of the shareholders of STG, into either shares of PSA Common Stock, or with respect to up to 20% of the STG Common Stock, $7.31 in cash. This dollar amount has been based on STG's estimated net asset value as of June 30, 1996 (the appraised value of STG's real estate assets and the estimated book value of STG's other net assets). The number of shares of PSA Common Stock will be based on dividing this same dollar amount by the average of the per-share closing prices on the New York Stock Exchange for a specified period prior to STG's shareholders' meeting. In the event of the merger, pre-merger cash distributions would be made to shareholders of STG to cause STG's estimated net asset value as of the effective date of the merger to be substantially equivalent to its estimated net asset value as of June 30, 1996. If additional cash distributions are required in order to satisfy STG's real estate investment trust distribution requirements, the number of shares of PSA's Common Stock issued in the merger and the amount receivable upon a cash election would be reduced on a pro rata basis in an aggregate amount equal to such additional distributions. The merger is conditioned on, among other requirements, approval by PSA's board of directors, receipt of a satisfactory fairness opinion by STG and approval by the shareholders of STG. It is expected that any merger would close in June or July of 1996.

   PSA owns approximately 4 percent of the capital stock of STG.

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